3rd Quarter Fiscal 2023 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors (including but not limited to the lingering effects of the COVID-19 pandemic and related public health measures on plant operations, workforce availability, supply chain availability, and product demand) could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For additional financial statement information, please see the Company’s earnings release dated June 29, 2023.

Third Quarter Summary Revenues decreased $49.7 million compared to prior year Irrigation decreased $46.1 million Infrastructure decreased $3.6 million Operating income decreased $8.2 million compared to prior year Irrigation decreased $8.9 million Infrastructure decreased $0.2 million Corporate expense decreased $0.9 million Amounts in millions, except per share amounts Revenue Operating Income (with operating margin) Diluted EPS -23% -33% -23%

Third Quarter and YTD Financial Summary

Current Market Factors As of May 2023, U.S. corn prices have increased 15 percent and soybean prices have decreased 15 percent from a year ago. Weather conditions in various regions of the world and the continued conflict between Ukraine and Russia have impacted commodity price volatility. The USDA current estimate of 2023 net farm income is $136.9 billion, a decrease of 16 percent from 2022. Most of the projected decrease is due to a reduction in government support payments while cash receipts for crops are projected to decrease by 3 percent. Projected net farm income for 2023 remains at a relatively high level historically. High farm input costs and increasing interest rates weigh on farmer sentiment. Government transition in Brazil resulting in temporary market delays. Inflationary pressure on input costs has moderated, although certain supply chain constraints persist. Irrigation Infrastructure The Infrastructure Investment and Jobs Act (IIJA) that was enacted in November 2021 marked the largest infusion of federal investment into infrastructure projects in more than a decade. It included a five-year reauthorization of the Fixing America’s Surface Transportation (FAST) Act. The IIJA introduced $110 billion in incremental federal funding for roads, bridges, and other transportation projects, which the Company anticipates will translate into higher demand for its transportation safety products. Federal investment accounts for approximately 35% of the total transportation spend at the state and local level. State-level budgets for transportation projects are anticipated to increase 13% in 2023. The timing and scope of certain construction projects have been impacted by timing of funding, cost inflation, labor constraints, weather and other factors.

Irrigation Segment North America revenue decreased $21.2 million Lower unit sales volume due to farmers delaying capital investment decisions Average selling prices were comparable to prior year Unit sales volume breakdown by category: Replacement 43%, Conversion 28%, Dryland 29% International revenue decreased $25.0 million Lower sales volume in Brazil, Australia, Ukraine and Russia Lower sales in Brazil due to delayed order activity connected with the government transition Unfavorable foreign currency translation impact of $2.5 million Operating income decreased $8.9 million Decline results from lower revenues Operating margin increased due to improved price realization and operating performance Announced strategic, global partnership with Pessl Instruments Combining Pessl’s field monitoring systems with Lindsay’s FieldNET® remote irrigation management platform Revenue North America International FY22 FY23 Amounts in millions -27% -22% -22% Operating Income (with operating margin)

Infrastructure Segment Total revenue decreased $3.6 million Lower Road Zipper System® sales Lower sales of road safety products outside the U.S. Higher Road Zipper System® lease revenues connected with road construction activity Operating income decreased $0.2 million Decline results from lower revenues Operating margin improved from a more favorable margin mix of revenues and improved price realization Revenue Amounts in millions -14% -6% Operating Income (with operating margin)

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Food Security Water Scarcity Land Availability Mobility Safety Increased Safety Standards Aging Infrastructure Megatrends Innovation Leadership Innovative sustainable solutions for growers across the globe Mobilizing global populations safely and sustainably

Strong Commitment to Sustainable Practices Our mission is to provide solutions that conserve natural resources, enhance quality of life for people, and expand our world’s potential. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of May 31, 2023, available liquidity of $194.4 million, with $144.4 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility We are well-positioned with the strength of our balance sheet to invest in growth opportunities that create value for our shareholders

Summary of Cash Flow

Capital Allocation – A Balanced Approach The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be $15 - $20 million in fiscal 2023 Acquisitions that align with strategic priorities Dividend payments Opportunistic share repurchases Allocation History Other includes debt repayments, net cash sources/uses from note receivables, net investment hedges, stock compensation and related tax benefits. Ending cash includes marketable securities.

Appendix

U.S. Net Farm Income and Net Cash Farm Income Inflation adjusted, 2001-23F 2002-21 average NCFI Note: F = forecast. Values are adjusted for inflation using the U.S. Bureau of Economic Analysis Gross Domestic Product Price Index (BEA API series code: A191RG) rebased to 2023 by USDA, Economic Research Service. Source: USDA, Economic Research Service, Farm Income and Wealth Statistics. Data as of February 7, 2023 $ billion (2022) 2002-21 average NFI

Commodity Prices Soybean Prices Source: Trading Economics Corn Prices

United States Drought Condition Source: US Drought Monitor, March 2022 2023